Exhibit 99.1


CONTACT:   Gregory Haidemenos                         FOR IMMEDIATE RELEASE
           WESTERBEKE CORPORATION
           (508) 823-7677 ext. 240

                  WESTERBEKE REPORTS SECOND QUARTER RESULTS

TAUNTON, MASS., May 23, 2003 - Westerbeke Corporation (NASDAQ:WTBK) announced today the results of its operations for the second fiscal quarter ended April 26, 2003.

Net sales for the quarter ended April 26, 2003 were $5,248,800 compared to $7,428,600 for the quarter ended April 27, 2002, a decrease of 29%. The Company reported a net loss of $300,500, or $0.15 per share, for the quarter ended April 26, 2003, compared to a net income of $390,400, or $0.19 per share, for the quarter ended April 27, 2002. Included in net income, for the quarter ended April 27, 2002, as a credit to the Company's tax provision, is a $353,700 credit for research and development expenditures.

For the six months ended April 26, 2003, net sales were $9,744,600 compared to $12,103,100 for the six months ended April 27, 2002, a decrease of 19%. The Company reported a net loss of $478,000, or $0.24 per share, for the six months ended April 26, 2003, compared to a net income of $61,700, or $0.03 per share, for the six months ended April 27, 2002. Included in the net loss, for the six-months ended April 26, 2003, as a credit to the Company's tax provision, is a $108,500 credit for research and development expenditures. Included in net income, for the six-months ended April 27, 2002, as a credit to the Company's tax provision, is a $353,700 credit for research and development expenditures.

Westerbeke Corporation designs, manufactures and markets marine engine and air conditioning products intended principally for recreational marine applications.

                           WESTERBEKE CORPORATION
                        COMPARATIVE INCOME HIGHLIGHTS

                                                       Three Months Ended
                                                  ----------------------------
                                                    April 26,        April 27,
                                                      2003             2002
                                                    ---------        ---------

Net sales                                         $ 5,248,800      $ 7,428,600

Research and development credit                             -      $   353,700

Net income (loss)                                 $  (300,500)     $   390,400

Income (loss) per common share, basic             $     (0.15)     $      0.20

Income (loss) per common share, diluted           $     (0.15)     $      0.19

Weighted average common shares, basic               1,954,809        1,951,168

Weighted average common shares, diluted             1,954,809        2,005,318

                                                         Six Months Ended
                                                  ----------------------------
                                                    April 26,        April 27,
                                                      2003             2002
                                                    ---------        ---------

Net sales                                         $ 9,744,600      $12,103,100

Research and development credit                   $   108,500      $   353,700

Net income (loss)                                 $  (478,000)     $    61,700

Income (loss) per common share, basic             $     (0.24)     $      0.03

Income (loss) per common share, diluted           $     (0.24)     $      0.03

Weighted average common shares, basic               1,954,809        1,943,322

Weighted average common shares, diluted             1,954,809        1,997,472